Exhibit 10.2

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (the “Agreement”), dated October 1, 2025, by and between Vimeo.com, Inc., a Delaware corporation (the “Company” and together with its affiliates, the “Company Group”), Borough Road Consulting LLC (the “Consultant”) and Gillian Munson.

RECITALS

WHEREAS, Ms. Munson will cease serving as the Chief Financial Officer of the Company and terminate employment with the Company, effective as of the September 30, 2025;

WHEREAS, Ms. Munson and the Company Group entered into that certain Separation Agreement, dated as of June 16, 2025, amended as of August 4, 2025 and further amended as of August 28, 2025 (collectively, the “Original Separation Agreement”);

WHEREAS, Vimeo, Inc., a Delaware corporation and a parent entity of the Company (the “Parent”), entered into that certain Agreement and Plan of Merger with Bending Spoons US Inc., Bloomberg Merger Sub Inc. and Bending Spoons S.P.A., dated as of September 10, 2025 certain parties thereto, dated the date hereof (“Merger Agreement”); and

WHEREAS, the Company, Consultant and Ms. Munson (collectively, the “Parties”) desire to enter into this Agreement, pursuant to which, Consultant agrees to provide the Consulting Services to the Company Group during the Consulting Term (as such terms are defined below) for the consideration set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Parties agree as follows:

1.             Consulting Services Commencement Date; Term; Consulting Services.

(a)                Effective as of the October 1, 2025 (the “Effective Date”) and through the earlier of (i) the Closing Date (as defined in the Merger Agreement), (ii) January 31, 2026 and (iii) such other date as determined in accordance with Section 1(b) of the Agreement (the “Term”), Consultant shall serve as an independent contractor of the Company and, in such capacity, shall designate Ms. Munson to serve as a Financial Advisor to the board of directors of the Company (the “Board”) and provide advisory services to the Chief Executive Officer of the Company (the “CEO”) and the Board (collectively, the “Consulting Services”).

(b)                In the event the Closing Date does not occur on or prior to January 31, 2026, the Parties may extend the Term by mutual written agreement on or prior to the conclusion of the Term. This Agreement may be terminated (i) by Consultant, for any reason upon not less than thirty (30) days’ prior written notice to the Company and (ii) by the Company, for Cause (as defined below) at any time.

(c)                Each of Consultant and Ms. Munson acknowledges and agrees that Ms. Munson shall not accept employment at another entity while continuing to provide the Services during the Term. Notwithstanding the forgoing, subject to Ms. Munson’s compliance with her obligations pursuant to the RCA (as defined below) and the Company’s “Code of Conduct,” Consultant may engage in other business activities to the extent that such activities do not materially inhibit, prohibit or interfere with the performance of Consultant’s duties hereunder or materially inhibit or conflict with the business of the Company.

(d)               For purposes of this Agreement, “Cause” means (A) Ms. Munson’s willful or gross neglect of her material duties (other than a failure arising from her Disability (as defined in the Vimeo, Inc. 2021 Stock and Annual Incentive Plan) which causes material financial harm to the Company; (B) Ms. Munson’s plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense; (C) Ms. Munson’s material breach of a fiduciary duty (under Delaware law and as interpreted by the Delaware courts) owed to the Company or any of its subsidiaries; (D) Ms. Munson’s material breach of any nondisclosure, non-solicitation or non-competition obligation owed to the Company or any of its subsidiaries pursuant to written agreements; (E) a material violation of any of the Company's "Core Policies," including its insider trading and harassment policies; or (F) Ms. Munson’s material breach of this Agreement; provided, however, that as to (A), (C), (D), (E) and (F), the Company must provide detailed written notice to Ms. Munson of the alleged events constituting Cause within 30 days of the Company's knowledge of the initial existence of such condition and Ms. Munson shall have 15 days following receipt of such written notice during which she may remedy the condition (the “Cause Cure Period”), further provided that a Cause Cure Period shall apply only if the violation is by its nature curable. In the event that Ms. Munson fails to remedy the condition constituting Cause during the Cause Cure Period, the Company must terminate this Agreement within 15 days after the Cause Cure Period for such termination to constitute a termination for Cause.

(e)                Each of Consultant and Ms. Munson hereby represents and warrants that Consultant and Ms. Munson shall (i) act honestly and in good faith and in the best interests of the Company Group at all times while providing the Consulting Services; (ii) use professional care, diligence and skill and endeavor to provide and complete the Consulting Services to the reasonable satisfaction of the Company; (iii) comply with all applicable laws, regulations, rules, codes, orders and standards imposed by applicable federal, state, provincial, or local government authorities with respect to the provision of any Consulting Services; and (iv) not subcontract the provision of any Consulting Services to any third party without receiving prior written consent from the Company.

2.              Consulting Fees; Cash Bonus.

(a)                As consideration for Consulting Services, the Company shall provide Consultant with a monthly consulting fee of $100,000 (the “Consulting Fee”), which shall be prorated for any partial month in which Consulting Services are rendered if the Agreement is terminated during such month. The Consulting Fee shall be paid to Consultant as soon as reasonably practicable, and in any event within fifteen (15) days, following the final business day of the month for which the Consulting Services were performed. The Company Group shall not withhold any taxes from the Consulting Fee. Consultant acknowledges and agrees that Consultant shall be solely responsible for the payment of all taxes with respect to the payment of the Consulting Fee.

(b)                Provided that Consultant does not terminate the Agreement prior to the earlier of the Closing Date and January 31, 2026, and the Company does not terminate the Agreement for Cause, Consultant shall be entitled to receive a cash bonus of $600,000 (the “Cash Bonus”) upon (and subject to) the occurrence of the Closing Date. The Company Group shall not withhold any taxes from the Cash Bonus. Consultant acknowledges and agrees that Consultant shall be solely responsible for the payment of all taxes with respect to the payment of the Cash Bonus. Consultant’s eligibility to receive the Cash Bonus is further subject to Ms. Munson’s executing and not revoking a release of claims in substantially the form attached as Exhibit B to the Original Separation Agreement; provided, however, that references to “the Separation Date” in Exhibit B are hereby replaced with “the Closing Date.” Pursuant to Section B of the Original Separation Agreement, Ms. Munson will have at least twenty-one (21) days following the Closing Date to execute the release of claims and will have seven (7) days after executing the release of claims to revoke her execution, provided that in no event shall she execute the release of claims prior to the Closing Date. The Cash Bonus shall be paid to Consultant within fifteen (15) days following the 8th day after Ms. Munson’s execution of Exhibit B in accordance with this Section 2(b), provided that Ms. Munson has not revoked her execution of the release.

(c)                The Company Group shall reimburse Consultant for Consultant’s reasonable out-of-pocket expenses incurred in connection with the Consulting Services in accordance with the Company Group’s existing expense reimbursement procedures.

(d)                During the Term, the Company Group shall permit Consultant and Ms. Munson to work with Ms. Munson’s former executive assistant for reasonable assistance in connection with the provision of the Consulting Services.

3.             Status as an Independent Contractor.

(a)                The Parties understand and acknowledge that, as of the Effective Date, Consultant’s and Ms. Munson’s relationship with the Company Group shall be that of an independent contractor and nothing in this Agreement creates a partnership, joint venture or any employer-employee relationship between Consultant or Ms. Munson on the one hand and any member of the Company Group on the other hand. No member of the Company Group shall have the authority to, nor shall it, supervise, direct or control the manner, means, details or methods utilized by Consultant to perform the Consulting Services under this Agreement. The Parties understand and agree that the Company and the Board may refer to Consultant as “Consultant,” “Advisor,” “Senior Advisor” or “Finance Advisor.”

(b)                The Parties hereby acknowledge and agree that, as of the Effective Date, no member of the Company Group (i) shall have any obligation to provide Consultant with any business registrations or licenses required to perform the Consulting Services, (ii) shall pay Consultant a salary or provide employee benefits, and (iii) shall combine business operations with Consultant, but instead shall keep the operations of Consultant and each member of the Company Group separate.

(c)                Each of Consultant and Ms. Munson hereby acknowledges and agrees that, as of the Effective Date, except as otherwise agreed by the Parties, Consultant and Ms. Munson shall not be an agent of the Company Group and shall have no authority to make any statement, representation, or commitment of any kind or to take any action binding upon any member of the Company Group without the prior written authorization of the CEO and shall have no management authority with respect to any member of the Company Group. The Company will use commercially reasonable efforts to cause the employees of the Company Group to cooperate with Consultant and Ms. Munson in connection with the performance of the Consulting Services.

4.             Restrictive Covenants; Confidentiality. Ms. Munson hereby acknowledges and agrees that Sections 4(a)(iii) (Non-Disparagement), 4(a)(iv) (Cooperation), 4(a)(v) (Process Notification), 4(a)(vii) (Non-Disclosure; Return of Property), 4(a)(viii) (Breach) and 4(a)(ix) (Limitation) of the Separation Agreement, including the referenced Vimeo.com, Inc. Employee Confidentiality Intellectual Property and Non-Solicitation Agreement as well as the restrictive covenants set forth in Ms. Munson’s Offer Letter dated April 2, 2022 attached thereto (the “RCA”), shall continue in accordance with its terms, except where applicable, any reference to Ms. Munson’s “employment” under the RCA shall be deemed to refer to Ms. Munson’s “service” (except that the Restricted Period defined under the RCA shall mean the period of Munson’s employment at the Company plus a period of twelve (12) months thereafter.)

5.              Indemnification. During the Term, Consultant and Ms. Munson will be fully indemnified to the same extent and on the same terms as applied to Ms. Munson prior to the Effective Date, subject to the maximum extent permitted by applicable law and the Company’s by-laws.

6.             Miscellaneous.

(a)                Governing Law and Venue. This Agreement and all matters or issues related hereto shall be governed by the laws of the State of New York applicable to contracts entered into and performed therein (without reference to its principles of conflicts of laws). With respect to any dispute between the Parties, the Parties hereby submit to the exclusive jurisdiction of all state and federal courts located in New York, New York. The Parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the Parties consent to, and waive any and all objections that they may have as to personal jurisdiction and/or venue in such courts.

(b)                Jury Waiver. THE PARTIES HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTE TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE FEDERAL OR STATE LAW.

(c)                Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(d)                Successors and Assigns.  This Agreement is binding upon, and shall inure to the benefit of, the Parties and their respective heirs, executors, administrators, successors and permitted assigns. The Company may assign or delegate any rights or obligations hereunder to any of its affiliate or its successor, in its sole discretion. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Consultant, Ms. Munson or their respective beneficiaries or legal representatives without the Company’s prior written consent, except by will or by the laws of descent and distribution.

(e)               Notice. All notices and other communications hereunder shall be deemed to be sufficient if in writing and delivered by email or by a nationally recognized courier service, addressed:

if to Consultant or Ms. Munson, to the most recent address shown in the personnel records of the Company or another member of the Company Group; and

if to the Company:

Vimeo.com, Inc.
330 West 34th Street, 5th Floor
New York, New York 10001
Attention: General Counsel

or such other address as Consultant or Ms. Munson, or the Company may have furnished to the other Parties in writing. Each notice delivered in person or by overnight courier shall be deemed given when delivered or when delivery is attempted and refused.

(f)                Entire Agreement; Certain Acknowledgments. This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between or among any member of the Company Group, Consultant and Ms. Munson with respect to the subject matter hereof; provided that, except as expressly amended by this Agreement, the post-employment obligations of Ms. Munson under the Separation Agreement (including the RCA or any other confidentiality agreement previously signed by Ms. Munson, including as part of the Company’s Employee Handbook) shall continue in accordance with their terms following the Effective Date. Each of Consultant and Ms. Munson acknowledges that they have read and understand this Agreement, are fully aware of its legal effect, have not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and have entered into this Agreement freely based on their own judgment. Each of Consultant and Ms. Munson acknowledges that they have had the opportunity to consult with legal counsel of Consultant’s choice in connection with the drafting, negotiation and execution of this Agreement. Consultant and Ms. Munson agree and acknowledge that Ms. Munsons’ unvested RSUs and other equity awards that were unvested as of August 31, 2025 were cancelled and forfeited on August 31, 2025 and that neither Consultant or Ms. Munson are entitled to any consideration with respect to those awards.

(g)                Headings. The headings and captions in this Agreement are provided for reference and convenience only, shall not be considered part of this Agreement, and shall not be employed in the construction of this Agreement.

(h)                Construction. This Agreement shall be deemed drafted equally by both all Parties, and any presumption or principle that the language is to be construed against either Party shall not apply.

(i)                 Amendment. This Agreement may be amended or modified only by a written instrument signed by the Parties or their duly authorized representatives.

(j)                 Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which shall constitute one instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

VIMEO.COM, INC.

By:	/s/ Jessica Tracy
Name:	Jessica Tracy
Title:	General Counsel & Secretary

CONSULTANT

By:	/s/ Gillian Munson
Name:	Borough Road Consulting LLC
Title:

GILLIAN MUNSON

/s/ Gillian Munson

[signature page to consulting services agreement]